US Code of Ethics Directive

Issued by:	Board of Directors, Partners Group (USA) Inc.; Directors of Partners Group US Management CLO LLC

Place, Date of Introduction:	New York, 31 July 2014

Last update:	28 February 2025

Last review:	1 March 2024 (Annual review)

Area of validity:	Partners Group (USA) Inc. and Partners Group US Management CLO LLC

Table of contents

1. Introduction	3

2. Definitions	3

3. Fiduciary Standard	6

4. Compliance with U.S. securities laws and rules	6

5. Prevention of the misuse of material non-public information	7

6. Reporting of Reportable Transactions	8

6.1. Review of Access Person holding and transaction reports	8

6.2. Discretionary Managed Accounts	9

6.3. Prior Written Approval Required	9

6.4. Requirements that Apply to Related Persons	10

7. Prohibition on transacting in securities on the Restricted Securities List	10

8. Prohibition on transacting in securities related to issuers on the Restricted Companies List	11

9. Private Transactions	11

10. Outside Activities	11

11. Corporate opportunity	12

12. U.S. political contributions	12

13. Receiving and giving of gifts and entertainment	12

14. Code violations and reporting of code violations	12

15. Acknowledged receipt of code of the ethics	12

16. Additional information	13

Appendix A: Discretionary Managed Account Certification	14

Appendix B: Initial Account Dealing Waiver Certification	15

1.	Introduction

Partners Group (USA) Inc. and Partners Group US Management CLO LLC (each an “Adviser” and together the “Advisers”) have adopted this US Code of Ethics Directive (the “Code”) pursuant to their obligations under Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940 (the “Act”). The Rule requires an adviser’s Code of Ethics to set forth standards of conduct and require compliance with federal securities laws. The Code must also address personal trading and require advisers’ personnel to report their personal securities holdings and transactions, as well as require personnel to obtain pre-approval of certain investments. Pursuant to its obligations under the Rule, this Code contains provisions to address the prevention of misuse of material non-public information, the pre-clearance of personal reportable and private transactions, the reporting of holdings and private investments, restrictions on the acceptance of gifts and entertainment, political contributions, and outside activities.

The Advisers’ Chief Compliance Officers, with the support and assistance of the Advisers’ and their affiliates’ compliance team and/or external parties, will administer, facilitate and support compliance with this Code.

This Directive is designed to be read in conjunction with the Partners Group Personal Account Dealing Directive (“PADD”), Personal Account Dealing FAQ, as well as the Star Compliance Wiki page, which is located within the Compliance Team Wiki space.

2.	Definitions

Advisers – Partners Group (USA) Inc. and Partners Group US Management CLO LLC, both being registered investment advisers under the U.S. Investment Advisers Act of 1940, as amended (the “Act”).

Access Persons – under rule 204A-1 of the Act, an Access Person is a Supervised Person (defined in this section, below) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or, Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Additionally, all directors, officers and partners are presumed to be access persons.

For administrative purposes of the Code, the Advisers consider Supervised Persons as Access Persons.1

Affiliates – definition includes the Advisers’ parent company Partners Group Holding AG and its wholly owned affiliates.

Chief Compliance Officers – the Chief Compliance Officers of each Adviser, as appointed by each Adviser pursuant to Rule 206(4)-7 of the Act (the “CCOs”).

Client – any separate account mandate, commingled private fund or any registered investment company that has a direct contractual relationship with either Adviser.

[1]

Note that outside directors are solely considered Supervised Persons. However, rather than being subject to the Code, outside directors are instead subject to the “Personal Account Dealing Directive – Non-executive Board members of Partners Group Holding AG and Non-executive Board members of subsidiaries of Partners Group Holding AG”.

Compliance Management Program – the Partners Group’s compliance management framework adopted by each Adviser and all of their Affiliates and implemented in accordance with the Compliance Directive.

Initial Public Offering – is a type of public offering where shares of stock in a company (securities that are registered under the Securities Act of 1933) are sold to the general public on a securities exchange for the first time and the issuer was not subject to the reporting requirements of the Securities Exchange Act of 1934 immediately before the registration.

Limited Offering – an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Regulation D, as promulgated and amended. Generally speaking, a Limited Offering refers to a privately placed security, e.g. a hedge fund interest or private equity fund interest.

Material Non-Public Information – information for which there is a substantial likelihood that a reasonable investor would consider important in making an investment decision or information that is reasonably certain to have a substantial effect on the price of a security and that is non-public, meaning that it has not been effectively communicated to the investing public.

Overflow Primary Investment – an investment fund managed by a third party where Partners Group’s investment funds and clients have satisfied their demand for such fund.

PADD – Personal Account Dealing Directive

Partners Group – may include Partners Group Holding AG and all of its affiliated group companies.

Prohibited Securities – Under the PADD, Access Persons are prohibited from engaging in new derivative transactions or short selling outside of Interactive Brokers (IBKR). Additionally, employees and their Related Persons (defined below) are not allowed to short sell Partners Group Holding (PGH) Securities. They are also prohibited from engaging in securities lending or any derivative transactions that are significantly based on the value of PGH Securities. However, while Related Persons are subject to the same restrictions regarding PGH Securities, they are allowed to trade derivatives outside of IBKR.

Related Person – includes: (i) members of a PG Employee’s immediate family (e.g. spouses (other than a legally separated or divorced spouse), minor children, partners parents living in the same household as the PG Employee; and (ii) people over whose securities accounts the PG Employee can exercise influence, whether they live in the same household as the PG Employee or not.

Reportable Fund – any fund for which either Adviser serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; e.g. Partners Group Private Equity (Master Fund) LLC.

Reportable Securities – “reportable securities” are securities that are tradeable intra-day, i.e. the prices of such securities fluctuate throughout daily market sessions. Conversely, if a security is only priced periodically or at the end of a market session it is not a reportable security. Note that Partners Group open-ended products (e.g. Partners Group Global Value SICAV, Partners Group Private Equity (Master Fund), LLC), Partners Group permanent capital vehicles (e.g. Princess and PG Global Income Fund (LIT)), and listed debt instruments issued by PGH or any subsidiary are considered Reportable Securities, accordingly all rules and restrictions covering Reportable Securities apply to transactions in such products and debt instruments. Please note that PGH Securities have specific reporting and transaction rules, as described in the PADD. Derivative transactions on Reportable Securities are defined as Prohibited Securities and Access Persons are prohibited from trading Prohibited Securities.

Awards of Partners Group Holding AG shares made by Partners Group to Access Persons are excluded from the definition of Reportable Securities until such awards have vested with the employee. This covers both equity awards as well as options. The trading of such Partners Group Holding AG shares and options are subject to order windows and further restrictions set out in the PADD.

Reportable Securities	Non-reportable Securities
Common shares/stock, including through Initial Public Offerings (IPO)	Open-end mutual funds

Listed Bonds (e.g. HY-Bonds)	Checking/Savings accounts

Exchange Traded Funds, ETFs	Government issued bonds (e.g. T-bills)

Debentures	Cryptocurrencies

Fractional shares/stock	Foreign exchange transactions

PG open-ended products (e.g. Partners Group Global Value SICAV; Listed Infrastructure Fund; Partners Group Private Equity (Master Fund), LLC)	Partners Group closed-ended funds

PG permanent capital vehicles (e.g. Princess, Partners Group Private Equity Performance Holding Limited (P3) and PG Global Income Fund (LIT))	Commodities (gold, silver, crude oil, soybeans etc.)

Listed debt instruments issued by PGH or any subsidiary

Reportable Transaction – a transaction in a Reportable Security where an Access Person or Related Person exercise discretion, direct or indirect influence, or control over the transaction.

Supervised Person – under Section 202(a) of the Act, Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Supervised Persons include each permanent employee of the Adviser (Partners Group (USA) Inc.), each member of the Liquid Credit Team, and members of the following investment committees:

•	Global Portfolio Committee

•	Global Investment Committee

•	Specialist Investment Committees

The appendices of the Investment Policy Private Markets or the Investment Policy Liquid Private Markets lists the members of each investment committee referred to above. The appendices are located within Partners Group’s Compliance Management Program on the Compliance Team Wiki space. Additionally, Supervised Persons include certain investment and support personnel of the Adviser’s affiliates, as determined at the discretion of the Adviser, namely trade execution or cash management functions for the Adviser.

Supervised Persons also include temporary employees of the Adviser that have worked at Partners Group for a period of more than six consecutive months or have entered into a temporary employment contract with a duration of more than six months directly with the Adviser. The Adviser’s Chief Compliance Officers may also identify certain other temporary employees as Supervised Persons if the temporary employee’s duties merit such consideration.

PRIMERA Wiki (“Wiki”) – Partners Group’s proprietary internal platform for firm-wide knowledge sharing and collaboration as well as the documentation framework for the company’s operational internal control systems, policies, and procedures. PRIMERA Wiki is located in the firm’s intranet and contains additional policies and procedures that may be applicable to Supervised Persons but are not contained in this Code.

3.	Fiduciary Standard

The Advisers owe a fiduciary duty to all their clients. All Supervised Persons of the Advisers are required to deal fairly, to act in their clients’ best interests at all times, and to make full and fair disclosure of material facts. All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, marketing the Advisers’ services, and engaging in other professional activities.

The Advisers expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As fiduciaries, the Advisers must act in their respective Clients’ best interests. Neither of the Advisers, nor any Supervised Person should ever benefit at the expense of any Client. All Supervised Persons are expected to notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about the Advisers’ business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the relevant CCO’s attention or make a disclosure in accordance with the Speak-Up Directive. The firm’s Speak-Up tool may be found at the following link:

https://pgspeak-up.integrityplatform.org/

4.	Compliance with U.S. securities laws and rules

Supervised Persons must comply with all applicable U.S. securities laws. Supervised Persons must maintain sufficient knowledge of all laws relevant to their duties and profession with the Adviser.

Supervised Persons are not permitted in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To defraud such client in any manner;

2.	To mislead such client, including by making a statement verbally or in writing that omits known material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; or

4.	To engage in any manipulative practice with respect to such client.

Employees who are also registered with the Financial Industry Regulatory Authority (“FINRA”) as a Registered Representative may have additional requirements and/or restrictions in addition to those described herein. Those Registered Representatives should consult their Registered Representative Compliance Procedures for additional requirements.

5.	Prevention of the misuse of material non-public information

Material non-public information in connection with the Advisers’ investment management activities shall not be misused in violation of the Securities Exchange Act of 1934, Investment Company Act of 1940 or the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated thereunder. This includes any kind of illegal insider trading in public securities as well as the purchase or sale of private markets securities based on confidential information that has been misappropriated in violation of the Advisers’ fiduciary duties towards their clients and third parties.

The Advisers’ policies and procedures for the prevention of insider trading are set forth in the PADD within the Compliance Management Program found in PRIMERA Wiki and are hereby incorporated into this Code of Ethics.

This Code applies to Access Persons and their Related Persons, as defined in this Code, who are subject to all the restrictions, prohibitions, policies, and procedures found therein. This Code distinguishes between the restrictions that apply just to Access Persons and those that apply to both Access Persons and their Related Persons.

The PADD rules include (but not limited to) the following restrictions related to reportable securities other than PGH securities:

1.	Trading restrictions / requirements for Reportable Securities consistent with the guidelines contained in the PADD;

2.	A holding period for all Reportable Securities consistent with the guidelines contained in the PADD;

3.	Discretionary transactions in Reportable Securities consistent with the guidelines contained in the PADD (excluding PGH and PG products and not counting trades by Related Persons); and,

4.	Prohibition from trading in Prohibited Securities.

6.	Reporting of Reportable Transactions

Consistent with the requirements of the Advisers’ policies and directives and the applicable provisions of both the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as amended, all Access Persons must disclose, in accordance with the reporting timeframes indicated below, all current holdings in Reportable Securities for themselves as well as their Related Persons. All reporting described below must be completed via the StarCompliance platform (‘StarCompliance’) found on the Partners Group Intranet homepage. A tutorial on how to disclose Reportable Securities through StarCompliance is provided in the FAQs to the PADD on PRIMERA Wiki.

1.	Initial Holdings Disclosure –

Within ten (10) days of becoming an Access Person, each new Access Person is required to file electronically an Initial Holdings Report, current within forty-five (45) days of submission, setting forth the title and type of security, the exchange ticker symbol or CUSIP number, as applicable, the number of securities and principal amount of all Reportable Securities held by themselves as well as their Related Persons.

2.	Annual Holdings Attestation –

On an annual basis, each Access Person is required to file by January 30, an annual holdings report listing all holdings in Reportable Securities held by themselves as well as their Related Persons, current within forty-five (45) days of submission. Within this report, the Access Person must list the title and type of security, exchange ticker symbol or CUSIP number, as applicable, the number of shares held and principal amount, and a statement that the Access Person to the best of his or her knowledge has not undertaken any activity that could be considered as front/parallel running or as insider trading and that all information provided is true and accurate as of the date thereof.

3.	Quarterly Transaction Attestation –

All Access Persons must confirm within thirty (30) days following the end of each calendar quarter a report listing all transactions involving Reportable Securities held by themselves as well as their Related Persons executed during that preceding calendar quarter in the same form as the Annual Holdings Report. Where Access Persons have not undertaken any trading activity during the preceding quarter, they are permitted to state such to the relevant Adviser. Transaction confirmations need to be filed in StarCompliance within 5 business days after the execution of a Reportable Security with a broker.

6.1.	Review of Access Person holding and transaction reports

On not less than a quarterly basis, the CCOs or their delegates will review Access Person transaction reports to determine whether any violations of this Code occurred over the last reporting period. On not less than an annual basis the CCOs or their delegates will also review Access Person annual holdings reports. Initial holding reports will be reviewed by the relevant CCO or their delegate on an ad hoc, as needed basis.

6.2.	Discretionary Managed Accounts

Access Persons and their Related Persons are not required to include in their initial, quarterly, or annual holdings attestation described above any holding or transaction information for accounts which they have relinquished control over investment decisions, for example by empowering a financial advisor or portfolio manager to trade on their behalf without retaining the ability to direct trades.

For such accounts Access Persons and, if applicable, their Related Persons must provide to the relevant CCO or their delegate an executed certification in the form attached hereto as Appendix A. This certification must be uploaded to StarCompliance in connection with adding the account as a Discretionary Managed Account type, and as part of annual holdings reports thereafter, the Access Person must confirm nothing has changed since the original completion of the certification.

Please note that should an Access Person or their Related Persons begin to exercise influence or control over such accounts they must immediately notify the relevant CCO or their delegate in writing. Further, the relevant CCO retains the right to request reports of transactions and/or holdings in such accounts at their sole discretion.

6.3.	Prior Written Approval Required

Access Persons must conduct personal trading in Reportable Securities exclusively with Interactive Brokers, LLC (“IBKR”), subject to the exceptions set forth in the PADD.

Access Persons and their Related Persons must obtain -pre-approval via Star Compliance of the relevant CCO or their delegate prior to directly or indirectly acquiring beneficial ownership in any United States Initial Public Offering (IPO) or Limited Offering. Access Persons’ Related Persons will obtain such prior approval through an Access Persons’ receipt of such approval. For further information on Related Persons requirements, please refer to section 6.4, below.

For the avoidance of doubt, new investments by Access Persons and their Related Persons in Partners Group managed closed-end funds and Overflow Primary Investments do not require pre-approval. However, such persons must obtain the prior written approval of the relevant CCO or their delegate in the event they wish to sell or otherwise liquidate such Partners Group or Overflow Primary Investment holdings. Further, subject to the Advisers’ policies and procedures and only where permissible by applicable law or constituent document, certain specified senior employees or partners of Partners Group are permitted to co-invest alongside other clients subject to certain parameters outlined in the policies and procedures governing the scope of such co-investments, including that: (i) prior to any co-investment by a Partners Group senior employee or partner, Partners Group clients have fully satisfied their demand for the applicable Investment and (ii) any relevant employees that are also members of an investment committee are not involved, directly or indirectly, in allocation decisions with respect to transactions in which they or their client mandate may invest or their associated exits (if not pro-rata across all Partners Group invested vehicles). Additionally, all investments made in accordance with the policies and procedures summarized in this paragraph by Partners Group employees or partners who are Access Persons must have all of their private investments preapproved by the Adviser’s CCO or his or her designee.

Prior written approval for the above listed transactions will be provided via StarCompliance.

Requests for the above listed transactions by either CCO will require approval by Partners Group’s General Counsel or their delegate.

6.4.	Requirements that Apply to Related Persons

Related Persons are subject to the relevant Advisers rules and regulations around personal trading. As noted above, the US Code of Ethics requires the pre-clearance and periodic reporting of IPOs and private placements for Related Persons. Otherwise, there is no pre-clearance requirement for Related Persons, but Access Persons must report the transactions of their Related Persons on a quarterly basis.

Certain other restrictions located elsewhere in this Code that apply to Access Persons do not apply to their Related Persons as follows:

•	The minimum holding period for securities positions,

•	The Restriction on derivative transactions where the underlying instrument is a reportable security,

•	the short selling of securities; and,

•	Transactions in restricted securities.

However, Access Persons should note that they may not attempt to avoid the rules and restrictions in this Code by putting transactions that would otherwise be restricted through the names or accounts of other persons.

The CCO or relevant deputy may grant an exemption to the application of “Related Person” under the US Code of Ethics at their discretion.

These circumstances include;

•

Situations that falls within the definition of Related Person, but the Access Person believes there are mitigating factors that should exempt the Related Person from the obligations under the US Code of Ethics, and

•	With respect to the securities held in accounts the Access Person has “no direct or indirect influence or control”

The Access person must provide this request to the CCO in writing, which can be provided through electronic means, an example of which can be located in Appendix B. The CCO will provide their written acceptance or rejection of the request promptly.

Please note that should there be any changes to the details provided within the waiver request, the Access Person must immediately notify the relevant CCO or their delegate in writing. Further, the relevant CCO retains the right to request reports of transactions and/or holdings in such accounts at their sole discretion.

7.	Prohibition on transacting in securities on the Restricted Securities List

Access Persons are generally prohibited from trading for their own account or for the account of third-parties in public equity or debt securities and related derivative products, including options, swaps and synthetic instruments, in which Partners Group private market managed funds and mandates are directly invested, including for the avoidance of doubt direct investments through facilitating/enabling vehicles, a list of which Partners Group maintains called the Restricted Securities List, defined in the PADD to prevent front/parallel running of Partners Group trading activities for its PG products and mandates. For the avoidance of doubt, further excluded are transactions undertaken by a third party on behalf of an employee, including under a discretionary portfolio management arrangement, where the employee has not provided any transaction-level instruction to the third party in connection with the transactions. The sale of securities on the Restricted Securities List may be allowed in a few limited scenarios where approved by Compliance. Supervised Persons should refer to the PADD FAQs for additional details regarding the Restricted Securities List.

8.	Prohibition on transacting in securities related to issuers on the Restricted Companies List

Access Persons are prohibited from trading for their own account or for the account of third-parties in public equity or debt securities and related derivative products, including options, swaps and synthetic instruments related to issuers on the Restricted Companies List as defined in the PADD. For the avoidance of doubt, further excluded are transactions undertaken by a third party on behalf of an employee, including under a discretionary portfolio management arrangement, where the employee has not provided any transaction-level instruction to the third party in connection with the transactions.

9.	Private Transactions

In accordance with this US Code of Ethics, Access Persons are required to disclose upon employment and obtain pre-approval going forward for private transactions in:

(i)

Any Limited Offering regardless of investment size (including, but not limited to, private placements and private funds). Related Persons of Access Persons must also disclose/pre-approve any Limited Offering, regardless of investment size

(ii)

Where not already disclosed under (i), any other direct or indirect title, equity, debt, or derivative holding they have in a commercial business privately owned with a value exceeding USD 100K or its equivalent but excluding holdings in Partners Group investment funds and private loans with no direct business involvement;

(iii)	Any investment opportunity that comes to his or her attention as a result of his or her association with Partners Group in which Partners Group might be expected to participate or have an interest in.

10.	Outside Activities

Supervised Persons are subject to disclosure and pre-clearance obligations involving outside activities pursuant to the Conflicts of Interest Directive within the Compliance Management Program, such as serving as a board member of a for-profit organization or a family business. These obligations are hereby incorporated into this US Code of Ethics. For a full explanation of this requirement Supervised Persons should refer to the Conflicts of Interest Directive for Outside Activities in the Compliance Management Program or contact Compliance.

11.	Corporate opportunity

Supervised Persons shall not: (a) misappropriate investment opportunities relating to the business of the Adviser(s), their clients or any of the Advisers’ affiliates and their respective clients, which are discovered through the use of corporate property, information or position; (b) use corporate property, information or position for personal gain; and (c) compete with the Advisers or any of their affiliates.

12.	U.S. political contributions

PG Contributors, as defined in the Anti-bribery and Gifts Directive, which covers Supervised Persons, are subject to certain restrictions, disclosure obligations, and pre-clearance requirements pursuant to the Anti-bribery and Gifts Directive within the Compliance Management Program with respect to U.S. political contributions. These restrictions, obligations and requirements are hereby incorporated into this US Code of Ethics.

13.	Receiving and giving of gifts and entertainment

Supervised Persons are subject to certain restrictions, disclosure obligations and pre-clearance requirements with respect to the giving or receipt of gifts and the acceptance or extension of invitations to hospitality or other business events pursuant to the Anti-bribery and Gifts Directive within the Compliance Management Program. These restrictions, obligations and requirements are hereby incorporated into this US Code of Ethics.

Further, gifts of any value received by a Supervised Person to or from a broker-dealer must have prior written approval via StarCompliance.

14.	Code violations and reporting of code violations

Discovery of any Reportable Transactions where the Access Person did not obtain pre-approval from the CCO or delegate or were in violation of the US Code of Ethics will be subject to investigation and potential sanctions under the Corporate Deliverables Policy. This may result in disciplinary action up to and including termination of employment.

Supervised Persons must promptly report any known violations of the US Code of Ethics to the relevant Adviser’s CCO. Such CCO or their delegate will then determine the materiality of the violation and document accordingly. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

15.	Acknowledged receipt of code of the ethics

The Advisers will make available to all Supervised Persons a copy of this Code of Ethics and any material amendments thereto on an annual basis, which Supervised Persons are required to acknowledge in writing no less frequently than annually. This Code also is available in Partners Group’s PRIMERA Wiki.

Furthermore, all new Supervised Persons must provide a written acknowledgement of their receipt and understanding of this US Code of Ethics within 30 days of becoming a Supervised Person.

16.	Additional information

This US Code of Ethics does not summarize all laws, rules and regulations applicable to the Advisers, their Supervised Persons, officers and directors. Supervised Persons should refer to the various guidelines, policies, directives and Wiki pages the Advisers have prepared on specific and applicable laws, rules and regulations. The Advisers’ policies may be found in the Compliance Management Program which is available in PRIMERA Wiki. Supervised Persons should consult with the relevant CCO if they have any questions about laws that may be applicable to the Advisers or their affiliates’ business.

Appendix A: Discretionary Managed Account Certification

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be an “Access Person” of either Partners Group (USA) Inc. (“PG USA”) or Partners Group US Management CLO LLC (“PG US MGMT CLO”) (PG USA and PG US MGMT CLO, each an “Adviser”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to an Adviser. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Account Number (Last 4 Digits only)	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;

2.

If my control over the Accounts should change in any way, I will immediately notify PG USA’s and/or PG US MGMT CLO’s Chief Compliance Officer or delegate, as the case may be, in writing of such change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

3.

I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of either PG USA’s or PG US MGMT CLO’s Chief Compliance Officer or delegate.

4.

If required for the Advisers to meet regulatory obligations, I agree to provide reports of holdings and/or transactions (including but not limited to duplicate statements and trade confirmations) made in the Accounts at the requests of the Advisers.

Name:

Signature:

Date:

Appendix B: Initial Account Dealing Waiver Certification

In accordance with Partners Group’s US Code of Ethics (“Code”), an Access Person and their Related Person are subject to the relevant Partners Group entities’ rules and regulations around personal trading.

The Code requires pre-clearance and periodic reporting of reportable personal securities transactions and holdings.

The CCO or delegate may grant exemptions to the application of “Related Person” under the Directive and Code under certain circumstances limited to the following:

•

Situation falls within the definition of Related Person according to the Code, but you believe there are mitigating factors that should exempt the Related Person from the obligations under the Code, and

•	with respect to securities held in accounts, you have “no direct or indirect influence or control.” If you believe your situation meets the requirements above, please complete the information below.

Section A: Information relating to Access Person

Name

Functional title and department

Start date at Partners Group

Section B: Information relating to Related Person

Related Person’s Name

Relationship between PG Employee and Related Person

Section C: Detailed description of your personal circumstances

(If your Related Person works for a financial regulated firm please provide details of their personal account dealing rules):

Section D: List of the accounts over which you have no direct influence or control (the “Accounts”)

Name of Broker, Dealer, or Bank	Name of Account Holder	Account Number

•

I confirm that I understand my duty of confidentiality in relation to Partners Group matters and I will continue to maintain confidentiality from my Related Person regarding each and every aspect relating to respective investment matters conducted on a personal basis;

•	I confirm that I have read and understand the rules and obligations under the Code;

•	I have no direct or indirect influence or control over the above Accounts;

•

If my circumstance with the Related Person and/or my control over the Accounts should change in any way, I will immediately (within 24 hours) notify the CCO or delegate in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Code as applicable;

•

If required for the Advisers to meet regulatory obligations, I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Partners Group;

•	I understand that Partners Group retains the right to withdraw this waiver in the case were an exemption to the Related Persons requirement under the Code it has been granted;

•	Access Persons and their Related Persons who complete a Related Person Waiver and are granted an exemption must complete an Annual Attestation going forward (Appendix B)( i).

Name:

Signature:

Date: